Exhibit 99.1

Cardtronics to Acquire ATM Portfolio from 7-Eleven

HOUSTON, June 5, 2007 (PRIME NEWSWIRE) -- Cardtronics, Inc. ("Cardtronics") announced today that it has entered into definitive agreements to acquire the U.S. ATM operations of 7-Eleven, Inc. This acquisition will add over 5,500 high volume ATMs to the Cardtronics portfolio, expanding the size of Cardtronics' network to over 30,000 machines, the largest in the world, with locations in every major U.S. metropolitan area, the U.K. and Mexico. The agreements will provide Cardtronics with a ten year exclusive right to operate all ATMs and advanced function financial self-service kiosks in 7-Eleven locations throughout the U.S., including any new 7-Eleven stores. Purchase consideration will consist of $135 million in cash, plus or minus a possible adjustment for working capital balances as of the closing date. The acquisition is subject to various conditions including customary regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Of the over 5,500 machines in the 7-Eleven(r) U.S. ATM network, approximately 2,000 are Financial Services Kiosk or "Vcom(r)" terminals. Vcom units provide advanced functionality options including check cashing, bill payment and money transfer in addition to traditional cash dispensing and balance inquiry. In addition, the 2,000 Vcom machines will soon start accepting image deposits for participating financial institutions.

"Acquiring the 7-Eleven ATM portfolio is a natural extension of our strategy to partner with major retailers in high-traffic locations," said Jack Antonini, president and CEO of Cardtronics. "7-Eleven is a world-class organization. This acquisition will provide a significant boost to Cardtronics' transaction volume while simultaneously moving Cardtronics into a leadership position in offering advanced, non-traditional financial services via the advanced functionality kiosks."

Brian Archer, Cardtronics executive vice president, stated, "The 7-Eleven footprint nicely complements our existing base of deployed machines and strengthens our presence in key geographies while further solidifying Cardtronics' position as the ATM provider of choice for national merchants, thanks to our quality of service, unmatched scale and unique bank branding and surcharge-free offerings."

As part of the agreement with 7-Eleven, Cardtronics will assume ownership or operation of all ATM and Vcom equipment currently owned or leased by 7-Eleven as well as maintenance, cash replenishment, processing, customer service, 24 hour monitoring and other operational functions for the ATMs. Cardtronics is targeting to close the transaction by the end of June 2007.

Cardtronics intends to finance the transaction with a combination of bank debt and other debt securities, and expects its leverage level to be moderately higher at closing as a result.

About Cardtronics, Inc.

Headquartered in Houston, Texas, Cardtronics is the world's largest non-bank owner/operator of ATMs with more than 25,000 locations. We operate in every major U.S. market, at over 1,500 locations throughout the UK, and at 500 locations in Mexico. Major merchant-clients include A&P(r), Albertson's(r), Hess Corporation(r), BP(r) Amoco, Chevron(r), Costco(r), CVS(r)/pharmacy, ExxonMobil(r), Duane Reade(r), Rite Aid(r), Sunoco(r), Target(r) and Walgreens(r). Cardtronics also works closely with financial institutions across the U.S. to brand ATMs in these major merchants and provide convenient access for their customers and the ability to preserve and expand their markets. For more information about Cardtronics, please visit http://www.cardtronics.com.

The Cardtronics logo is available at http://www.primezone.com/newsroom/prs/?pkgid=991

About 7-Eleven

7 Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Based in Dallas, Texas, 7-Eleven operates, franchises or licenses more than 7,200 7-Eleven(r) stores in North America. Globally, 7-Eleven operates, franchises or licenses more than 32,300 stores in 17 countries and U.S. territories. During 2006, 7-Eleven stores worldwide generated total sales of more than $44 billion. Find out more online at www.7-Eleven.com.

Forward-Looking Statements

Statements about Cardtronics' outlook and all other statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Cardtronics' and 7-Eleven's control, which could cause actual results to differ materially from such statements. Forward looking information includes, but is not limited to, the expected financial outlook of and opportunities associated with the acquisition and whether and when the transactions contemplated by the asset purchase agreement will be consummated. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are the result of the review of the proposed acquisition by regulatory agencies and any conditions imposed on Cardtronics in connection with consummation of the acquisition; and satisfaction of various other conditions to the closing of the acquisition contemplated by the asset purchase agreement. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Cardtronics' Annual Report on Form 10-K for the twelve months ended December 31, 2006, and those set forth from time to time in Cardtronics' filings with the Securities and Exchange Commission, which are available through Cardtronics' website at www.cardtronics.com. Cardtronics expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACT:  Cardtronics, Inc.
          Investor:
           Chris Brewster, CFO
           (281) 892-0128
           cbrewster@cardtronics.com
          Media:
           Joel Antonini, VP Marketing
           (281) 596-9988 x1131
           joel.antonini@cardtronics.com